UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 5, 2009

En Pointe Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-28052	75-2467002
(Commission File Number)	(I.R.S. Employer Identification No.)

18701 Figueroa Street Gardena, California	90248
(Address of principal executive offices)	(Zip Code)

(310) 337-5200
Registrant’s telephone number, including area code

_____________________Not Applicable____________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 5, 2009, En Pointe Technologies, Inc. (the "Company") received a notice from the Nasdaq Stock Market ("Nasdaq") indicating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it did not file in its Annual Report on Form 10-K (the "Periodic Report") for the year ended September 30, 2008  a completed management report on internal controls over financial reporting.  As was stated in the Company’s recently filed Form 10-K, the Company was unable to complete the evaluation of its financial and information technology controls due to limited resources.The Nasdaq letter indicated that the Company has until March 6, 2009 to submit a plan to regain compliance with Nasdaq Marketplace Rule 4310(c)(14), and that if such a plan is timely submitted by the Company, following a review of this plan, the Nasdaq staff may provide a delisting notice to the Company or  grant the Company an exception of up to 180 calendar days from the due date of the Periodic Report, or June 29, 2009, to regain compliance.

The Company is currently seeking to develop a compliance plan to be submitted to Nasdaq.  However, there can be no assurance that any such plan will be developed by the Company or accepted by Nasdaq.  Prior to Nasdaq’s determination, the Company's common stock will continue to be listed on the Nasdaq Capital Market; however, an indicator will be broadcast over Nasdaq's market data dissemination network noting the Company's non-compliance.  The indicator will be displayed with quotation information related to the Company's securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information.

A copy of the Company's press release is attached as Exhibit 99.1 hereto and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.
Not applicable.

(b)	Pro forma financial information.
Not applicable.

(c)	Shell Company Transactions.
Not applicable.

(d) Exhibits:

Exhibit
Number	Description

99.1	Press release, dated January 8, 2009, announcing receipt of non-compliance letter from Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

En Pointe Technologies, Inc.

January 8, 2009	By:	/s/ Robert A. Mercer____________
Name: Robert A. Mercer
Title: Corporate Secretary